LADENBURG THALMANN FINANCIAL SERVICES INC.
4400 Biscayne Boulevard
Miami, Florida 33137

February 8, 2012

Vector Group Ltd.
100 S.E. Second Street
Miami, FL 33131

Gentlemen:

This letter agreement will confirm the understanding between Ladenburg Thalmann Financial Services Inc. (“Company”), a Florida corporation with offices at 4400 Biscayne Boulevard, Miami, Florida 33137, and Vector Group Ltd. (“VGL”), a Delaware corporation with offices at 100 S.E. Second Street, Miami, FL 33131, under which VGL will provide certain services to the Company.

As reasonably requested by the Company, VGL will provide the following services (“Services”) to the Company: (i) VGL will make available to the Company the services of Richard J. Lampen, VGL’s Executive Vice President, to serve as the Company’s Chief Executive Officer; and (ii) VGL will provide, upon request of the Company, such other financial, tax and accounting resources, including assistance in complying with Section 404 of the Sarbanes-Oxley Act of 2002 and assistance in the preparation of tax returns.

In consideration of the Services, effective as of January 1, 2012, the Company shall pay VGL an annual fee of $750,000, payable in quarterly installments of $187,500 in advance (the “Fee”). Additionally, VGL shall be entitled to recover all direct, out of pocket costs, fees and other expenses incurred by VGL or Mr. Lampen in connection with the Services.

The Company shall indemnify, defend and hold harmless VGL from and against any loss, liability, claim, demand, action, suit, proceeding, judgment, penalty, government investigation or expense (including reasonable attorneys’ fees), whether or not involving a third-party claim, proceeding, demand, or liability of any kind, (collectively, “Damages”) arising, directly or indirectly, or alleged to arise, directly or indirectly, in any way out of the provision of services by Mr. Lampen hereunder.

          VGL shall provide the Company with reasonably prompt written notice of a claim for any Damages or the commencement of any claim, demand, proceeding, action or suit (collectively, “Proceeding”). Any failure to notify the Company will not relieve the Company of its indemnification obligation hereunder except to the extent that the Company demonstrates that the defense of a Proceeding by the Company was materially prejudiced by failure or delay to give such notice. The Company shall diligently assume the defense, including payment thereof, of any Proceeding through counsel selected by the Company (and not reasonably objected to by VGL). The Company shall have the right to compromise or settle such matters (and VGL shall not have such right) provided however, that no compromise or settlement of any such Proceeding may be effected by the Company without the consent of VGL, such consent not to be unreasonably withheld or delayed, unless (a) there is no finding or admission of any violation of law by VGL and (b) the sole remedy provided thereunder is monetary damages which will be paid in full by the Company and the Company demonstrates the capacity to do so.

          Our agreement will terminate upon not less than 30 days’ prior written notice by either of us.

This letter agreement supersedes that certain letter agreement between the Company and VGL, dated September 14, 2006, as amended on December 20, 2007 (as so amended, “Original Agreement”), which Original Agreement shall no longer be of any force and effect.

Please indicate your acceptance by signing this letter in the space provided below.

LADENBURG THALMANN FINANCIAL SERVICES INC.

By: /s/ Brett H. Kaufman
Name: Brett H. Kaufman
Title: Senior Vice President and Chief Financial Officer

ACCEPTED AND AGREED TO:

VECTOR GROUP LTD.

By: /s/ Marc N. Bell
Name: Marc N. Bell
Title: Vice President and
General Counsel